Exhibit 2.1

SHARE CERTIFICATE

Number	Shares
xx	x,xxx,xxx.0

Leoch Energy Inc

THIS SHARE CERTIFICATE CERTIFIES THAT as of [date], [Name of shareholder] of [Address of shareholder] is the registered holder of [total number of share for shareholder] fully paid Ordinary Share(s) of US$0.000005 par value per share in the above named Company which are held subject to, and transferable in accordance with, the Amended and Restated Memorandum and Articles of Association of the Company (as Revised).

In Witness Whereof the Company has authorised this certificate to be issued on [date].

By
Director